EXHIBIT 10.6(d)(iii)

February 23, 2021
Mr. Clifford Skelton
c/o Conduent
100 Campus Drive, Suite 200
Florham Park, NJ 07932

Dear Cliff:

I am pleased to present to you modified terms to your compensation. Reference is made to: (i) the offer letter, dated May 21, 2019, between Conduent Incorporated (“Conduent”) and you (the “Offer Letter”), (ii) the promotion letter, dated August 6, 2019, between Conduent and you (the “Promotion Letter”), and (iii) the modification letter, dated February 25, 2020 between Conduent and you (the “2020 Letter”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the 2020 Letter. This letter modifies certain terms of the 2020 Letter as follows:

1. Your base salary, as set forth in the “Annual Base Salary” section of the 2020 Letter shall be increased, effective as of the date hereof, from $750,000 to $775,000.

2. Your APIP Target, as set forth in the “Annual Performance Incentive Plan” section of the 2020 Letter shall be increased, beginning with APIP for calendar year 2021, from 125% to 135%. For clarity: (i) the APIP payment not yet paid to you in respect of calendar year 2020 shall not be affected by the foregoing, and (ii) your APIP Target for 2021 shall be 135% of $775,000, subject to your continued employment as set forth in the APIP documentation.

3. Your LTIP target annual award, as set forth in the “Long-Term Incentive Plan” section of the 2020 Letter, shall be increased, beginning with the grant expected in 2021, from $3,000,000 to $4,000,000.

Except for those sections of the 2020 Letter specifically modified hereby, the provisions of the Offer Letter, the Promotion Letter, and the 2020 Letter shall continue to apply and are not modified by this letter.

Sincerely,

Conduent, Inc.

/s/ Christopher Kujawą
____________________
By: Christopher Kujawa

I agree to and accept this change:

/s/ Cliff Skelton    February 23, 2021

Cliff Skelton    Date